Exhibit 10.2

EXECUTION VERSION

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated October 20, 2021, by and among the entity executing this Agreement as “Shareholder” on the signature pages hereto (the “Shareholder”), Raymond James Financial, Inc., a Florida corporation (“Purchaser”), Macaroon One LLC, a Florida limited liability company and direct, wholly-owned Subsidiary of Purchaser (“Merger Sub 1”) and, solely for purposes of the last sentence of Section 9 and Section 10(c), TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Company, Purchaser and the Merger Subs are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub 1 will merge with and into the Company on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, (i) all outstanding shares of Company Common Stock and Company Preferred Stock (together, “Company Capital Stock”) will be converted into shares of Purchaser Common Stock, Purchaser Preferred Stock and/or cash in the manner and in the amounts set forth therein and (ii) those certain warrants to purchase 922,438 shares of Company Common Stock (the “Warrants”) will be converted into cash in the manner and in the amount set forth therein;

WHEREAS, the Shareholder owns the shares of Company Capital Stock and the securities convertible into or exercisable or exchangeable for Company Capital Stock identified on Exhibit I hereto (such shares, together with all such securities or shares of Company Capital Stock subsequently acquired by the Shareholder during the term of this Agreement (as contemplated in Section 8), being referred to as the “Shares”); and

WHEREAS, in order to induce Purchaser and the Merger Subs to enter into the Merger Agreement, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform its obligations arising under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees during the term of this Agreement (as contemplated in Section 8) that at any meeting of shareholders of the Company, or in connection with any written consent of shareholders of the Company, to the extent that the matters set forth in Section 1(b) are presented at such meeting or in such written consent and the Shareholder is entitled to vote or consent on such matters, the Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a written consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by the Shareholder or as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Mergers, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that, to the knowledge of the Shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or, to the knowledge of the Shareholder, would reasonably be expected, to materially and adversely impede, interfere or be inconsistent with, or materially and adversely delay, postpone, discourage or affect the consummation of the Mergers or the performance by the Company of its obligations under the Merger Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the Exchange Ratio, the Cash Consideration per share of Company Common Stock, the cash consideration per share of Series C Preferred Stock or the cash consideration payable in respect of the Warrants, (y) changes the form of all or any portion of the consideration to be provided pursuant to the Merger Agreement in respect of the Shares (the “Merger Consideration”) and/or (z) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a “Material Merger Agreement Change”), this Section 1 shall be inapplicable.

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. The Shareholder hereby agrees that, during the term of this Agreement (as contemplated in Section 8), the Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of (each, a “Transfer”) any of the Shares or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, or, other than as contemplated by Section 10, convert, exchange or otherwise exercise such Shares for any other securities (including other Shares), other than a Transfer to its affiliates (a “Permitted Transferee”); provided that as a condition to such Transfer, such affiliate shall execute a joinder as a “Shareholder” to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches of any of such affiliates of the terms hereof, (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with the Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any other action that would reasonably be expected to adversely impair or otherwise affect, in any material respect, the Shareholder’s power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(b) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement (other than this Agreement and any amendments hereto made in accordance with Section 11) with respect to any of the Shares.

(c) Notwithstanding the terms of Section 2(a) and 2(b), no Shareholder shall be prohibited from engaging in any hedging, derivative, securities lending or similar agreements, arrangements and understandings with respect to the Company Common Stock, including those pursuant to any sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or entry into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such transaction is settled by delivery of Company Common Stock, in cash or otherwise, so long as such agreements, arrangements and understandings do not limit the Shareholder’s ability to comply with its obligations under Section 1.

3. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to and agrees with Purchaser as follows:

(a) Capacity. The Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto, constitutes the valid and legally binding obligation of the Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or any charter, bylaw or other organizational document of the Shareholder, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(d) Ownership. The Shareholder’s Shares are, and, except as otherwise provided for in Section 2 hereof, during the term of this Agreement (as contemplated in Section 8) will be, owned beneficially and of record solely by the Shareholder, except as (x) otherwise disclosed on Exhibit I hereto or (y) to the extent such Shares are transferred in compliance with this Agreement after the date hereof to any Permitted Transferee who has executed a copy of this Agreement on the date hereof or a separate agreement with Purchaser, Merger Sub 1 and the Company with terms substantially similar to those contained herein. The Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto or arising under applicable securities laws. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Company Capital Stock

(or securities convertible into or exercisable or exchangeable for shares of Company Capital Stock) owned beneficially or of record by the Shareholder. The Shareholder or its affiliates have and, except as otherwise provided for in Section 2 and Section 9, will have at all times during the term of this Agreement (as contemplated in Section 8) (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all the Shares owned by the Shareholder on the date of this Agreement and all the Shares hereafter acquired by the Shareholder and owned beneficially or of record by the Shareholder during the term of this Agreement (as contemplated in Section 8). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a person shall be deemed to beneficially own any securities which may be acquired by such person pursuant to any binding agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 calendar days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(f) Absence of Litigation. As of the date hereof, there is no suit, action, investigation (in the case of investigations, to the knowledge of the Shareholder) or proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its affiliates before or by any Governmental Entity that would reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. Representations and Warranties of Purchaser and Merger Sub 1. Purchaser and Merger Sub 1 represent and warrant to and agrees with the Shareholder as follows:

(a) Capacity. Each of Purchaser and Merger Sub 1 has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and Merger Sub 1 and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than Purchaser and Merger Sub 1), constitutes the valid and legally binding obligation of Purchaser and Merger Sub 1, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Purchaser and Merger Sub 1 does not, and the performance by each of Purchaser and Merger Sub 1 of its obligations hereunder and the consummation by each of Purchaser and Merger Sub 1 of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Purchaser or Merger Sub 1 is a party or by which Purchaser or Merger Sub 1 is bound, or any statute, rule or regulation to which Purchaser or Merger Sub 1 is subject or any charter, bylaw or other organizational document of Purchaser or Merger Sub 1, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Purchaser or Merger Sub 1 to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by Purchaser and Merger Sub 1 does not, and the performance by Purchaser and Merger Sub 1 of its respective obligations under this Agreement and the consummation by Purchaser and Merger Sub 1 of the transactions contemplated hereby will not, require Purchaser and Merger Sub 1, as applicable, to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

5. No Solicitation. The Shareholder hereby agrees that during the term of this Agreement (as contemplated in Section 8) the Shareholder shall not, and shall not knowingly instruct any investment banker, financial advisor, attorney, accountant or other representative retained by it to (on its behalf), (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (b) engage, communicate or participate in any negotiations with any person (other than Purchaser, Merger Subs or the Company) concerning any Acquisition Proposal after becoming aware that the person has made or is considering making an Acquisition Proposal or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or knowingly and intentionally seek to influence any person to vote, any shares of Company Capital Stock (x) against the adoption or approval of the Merger Agreement and the Mergers or (y) in favor of any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, unless in the case of clause (c) above, the Shareholder is a director of the Company’s Board of Directors or an officer of the Company and the Company’s Board of Directors has effected a Recommendation Change (as defined in the Merger Agreement), in accordance with the terms of the Merger Agreement, and in such case, the Shareholder’s activities are solely in his or her capacity as a director or officer of the Company. The Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons (other than the Company, Purchaser, Merger Subs and any of their respective representatives) with respect to any Acquisition Proposal and will take all reasonably necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by the Shareholder in connection with the Mergers of the obligations undertaken by the Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent any officer of the Company or a member of the Company’s Board of Directors from discharging his or her fiduciary duties solely in his or her capacity as an officer of the Company or a member of the Company’s Board of Directors.

6. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. The Shareholder hereby agrees to notify Purchaser promptly (and in any event within two (2) business days) in writing of the number of any additional shares of Company Capital Stock or other securities of the Company of which the Shareholder acquires beneficial or record ownership on or after the date hereof. The Shareholder shall promptly advise the Company of each contact the Shareholder may receive from any person relating to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

7. Specific Performance and Remedies. Each party hereto acknowledges that (a) it will be impossible to measure in money the damage to the other parties hereto if such first party fails to comply with its obligations imposed by this Agreement and (b) in the event of any such failure, the other parties hereto will not have an adequate remedy at law. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other parties hereto may have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other parties hereto seeking or obtaining such equitable relief.

8. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earliest to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, (ii) the First Effective Time, (iii) the date, if any, of any Material Merger Agreement Change and (iv) other than with respect to Section 2 (in respect of the Series C Preferred Stock and the Warrants), Section 7 (in respect of the Series C Preferred Stock and the Warrants), Section 9 (in respect of the Series C Preferred Stock and the Warrants) and Sections 10 through 16, the receipt of the Requisite Company Vote. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful and intentional material breach of this Agreement prior to such termination.

9. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of the Shareholder’s Shares for the period from the date hereof through the term of this Agreement (as contemplated in Section 8), except as otherwise provided for in Section 2(a) hereof. The Company agrees that it shall comply with such stop transfer instructions.

10. Treatment of Series C Preferred Stock and the Warrants.

(a) In executing this Agreement, the Shareholder provides its irrevocable approval, agreement and written consent to:

(i) notwithstanding Section 12 of the Certificate of Designation with respect to the Series C Preferred Stock, treatment of the Series C Preferred Stock as contemplated by the Merger Agreement, including, at the First Effective Time, the conversion of each share of Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time into the right to receive $30.00 in cash multiplied by the number of non-voting common stock, no par value, of the Company that such share of Series C Preferred Stock would be convertible into pursuant to the terms of the Certificate of Designation with respect to the Series C Preferred Stock, as amended as contemplated by this Agreement;

(ii) notwithstanding Section 14 of the Warrant, the treatment of the Warrants, as contemplated by the Merger Agreement, including, at the First Effective Time, the conversion of the Warrants into the right to receive a cash payment equal to the product of (a) the number of shares of Company Common Stock subject to such Warrants, multiplied by (b) $30.00 minus the applicable exercise price per share of Company Common Stock subject to such Warrants; and

(iii) the amendment of the Certificate of Designations in respect of the Series C Preferred Stock to effect the foregoing treatment described in (i), in form attached hereto as Exhibit II.

(b) The Shareholder agrees to take such further actions, including executing any additional written consent or vote, as may be reasonably requested by the Company or Purchaser in order to effect the foregoing and the intent of this Section 10.

(c) The Company agrees that the amendment to the Certificate of Designations in respect of the Series C Preferred Stock will be approved with all necessary approvals of the Company and its Board of Directors and will file such amendment to the Pennsylvania DOS promptly after the date hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. To the extent there is any conflict between this Agreement and any other agreement to which the Shareholder and the Company are parties, including that certain Investment Agreement, dated October 10, 2020, between the Company and T-VIII PubOpps LP, as amended on December 9, 2020, and the Registration Rights Agreement contemplated therein, this Agreement shall control.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or to Merger Sub 1 to:

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Attention:     Jonathan N. Santelli

Email:          Jonathan.Santelli@RaymondJames.com

With a copy (which shall not constitute notice) to each of:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Mitchell S. Eitel

                      Stephen M. Salley

Facsimile:     (212) 558-3588

Email:          eitelm@sullcrom.com

                      salleys@sullcrom.com

If to the Company to:

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention:    James F. Getz, Chief Executive Officer

                    Karla X. Villatoro de Friedman, General Counsel

Email:          JGetz@tscbank.com

                      KFriedman@tscbank.com

With a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention:     Paul W. Theiss

                      Reb D. Wheeler

Facsimile:     (312) 706-8218

                      (212) 849-5914

Email:          ptheiss@mayerbrown.com

                      rwheeler@mayerbrown.com

If to the Shareholder to:

T-VIII PubOpps LP

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Attention:     David Wermuth

Email:          dwermuth@stonepoint.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:     Sven G. Mickisch

Telephone:   212-735-3554

Email:          sven.mickisch@skadden.com

13. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants, obligations and agreements contained herein shall apply to the Shareholder solely in its capacity as a record or beneficial owner of the Shares, and no covenant, obligation or agreement contained herein shall apply to the Shareholder in its capacity as a director, officer or employee of the Company (or a Subsidiary of the Company). Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with its fiduciary duties as a director, officer or employee of the Company (or a Subsidiary of the Company).

(c) Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(d) Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h) Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

14. Attorney’s Fees. The prevailing party or parties in any final and non-appealable litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the non-prevailing party or parties all reasonable and documented out-of-pocket fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of the Proceeding, including, without limitation, to enforce or collect any judgment or award resulting from the Proceeding.

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser, the Merger Subs or the Company any direct or indirect ownership or incidence of ownership of or with to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and none of Purchaser, the Merger Subs and the Company shall have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

16. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Shareholder (including any Permitted Transferees) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate (other than the Shareholder) of any of the foregoing, including the Company (each, unless a Permitted Transferee, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 16 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Merger Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

RAYMOND JAMES FINANCIAL, INC.

By:
Name:
Title:

[Signature Page – Support Agreement (T-VIII PubOpps LP)]

MACAROON ONE LLC

By:
Name:
Title:

[Signature Page – Support Agreement (T-VIII PubOpps LP)]

TRISTATE CAPITAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page – Support Agreement (T-VIII PubOpps LP)]

SHAREHOLDER:

T-VIII PUBOPPS LP

By: T-VIII PubOpps GP LLC, its sole general partner

By: Trident VIII, L.P., its managing member

By: Trident Capital VIII, L.P., its sole general partner

By: DW Trident GP, LLC, a general partner

By:
Name:	David J. Wermuth
Title:	Member

[Signature Page – Support Agreement (T-VIII PubOpps LP)]

EXHIBIT I

Name of Shareholder of Record	Name of Beneficial Shareholders	Shares of Company Common Stock Beneficially Owned	Shares of Company Preferred Stock Beneficially Owned	Shares of securities convertible into or exercisable or exchangeable for Company Capital Stock Beneficially Owned
T-VIII PubOpps LP	T-VIII PubOpps GP LLC Trident VIII, L.P. Trident Capital VIII, L.P. Stone Point Capital LLC	2,770,083	683 (to be increased through continued accrued dividends in accordance with the terms of the Certificate of Designations)	Warrants for 922,438 shares of Company Common Stock

EXHIBIT II

Article SECOND, as contained in the corporation’s Certificate of Designation of the Series C Perpetual Non-Cumulative Convertible Non-Voting Preferred Stock, shall be amended to add as a new Section 18 the following in its entirety:

Section 18. Notwithstanding anything to the contrary herein, upon and subject to the merger of Macaroon One LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Raymond James Financial, Inc., with and into the Company pursuant to that certain Agreement and Plan of Merger, dated October 20, 2021 among Raymond James Financial, Inc., Macaroon One LLC, Macaroon Two LLC and the Company, each share of Series C Preferred Stock issued and outstanding immediately prior to the effective time of the aforementioned merger shall, effective upon the consummation of such merger, automatically be converted into the right to receive $30.00 in cash multiplied by the number of Non-Voting Common Stock such share of Series C Preferred Stock would be convertible into pursuant to the terms herein. Upon such conversion, each share of Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the aforementioned effective time.